Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Bruce Parker	Bob Lentz
	(614) 409-4878	(614) 876-1900
AirNet Appoints Ray L. Druseikis as Interim Chief Financial Officer
COLUMBUS, Ohio (October 9, 2007) AirNet Systems, Inc. (AMEX: ANS) today announced that Gary W. Qualmann has resigned as Chief Financial Officer, Treasurer and Secretary of AirNet Systems, Inc.
Ray L. Druseikis, 55, who has served as Vice President of Finance, Controller, and Principal Accounting Officer of AirNet Systems, Inc. since June 30, 2005, has assumed the role of Chief Financial Officer, Treasurer and Secretary on an interim basis effective immediately.
Mr. Druseikis has more than 30 years of finance experience, including serving as the Chief Financial Officer of SEA, Ltd., a privately-owned forensic engineering services company, as Corporate Controller for The Dispatch Printing Company, a privately-owned enterprise with varied business interests in media, real estate and venture capital, and as Controller and Chief Accounting Officer for Crown NorthCorp Inc., a publicly-traded real estate financial services company.
Bruce D. Parker, Chairman and CEO stated, “I am pleased that Ray Druseikis has accepted the additional responsibilities of CFO, Treasurer and Secretary on an interim basis while we conduct an executive search. Ray is a capable financial executive in whom I have considerable confidence and he will be considered as a candidate in the search to fill the position on a permanent basis. We wish Gary well as he pursues other interests.”
AirNet Systems, Inc.
AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.